Etsy, Inc. Reports Third Quarter 2022 Results
Brooklyn, NY - November 2, 2022 - Etsy, Inc. (NASDAQ: ETSY), which operates two-sided online marketplaces that connect millions of passionate and creative buyers and sellers around the world, today announced results for its third quarter ended September 30, 2022.
“We are pleased that Etsy’s business has remained strong in a volatile environment and we believe our sustained performance is a testament to Etsy’s unique position in e-commerce where, in a world of mass commodities supplied by companies obsessed with speed and scale, Etsy is the antidote,” said Josh Silverman, Etsy, Inc. Chief Executive Officer. “Our aspiration is for the Etsy marketplace to be the place for those who value human creativity, community, and feeling special. We've continued to invest to bring even more joy to the very human experiences of selling and buying on Etsy and have a lot of conviction that not only is e-commerce poised for meaningful growth over the medium-term, but each of the four Etsy marketplaces has a unique reason to succeed and win.”
Third quarter 2022 performance highlights include:
•Consolidated GMS was $3.0 billion, down 3.3% year-over-year and up 0.7% on a currency-neutral basis. GMS performance was impacted by macro headwinds including reopening, pressures on consumer discretionary spending, foreign exchange rate volatility, and ongoing geopolitical events.
◦Etsy marketplace GMS was $2.6 billion, down 3.8% year-over-year, and up 134% compared to the third quarter of 2019. On a currency-neutral basis, Etsy marketplace GMS grew 0.2%.
◦The Etsy marketplace acquired approximately 6 million new buyers, continuing to be a meaningfully elevated rate of new buyer acquisition when compared to pre-pandemic levels.
◦Non-U.S. GMS for the Etsy marketplace was 44% of overall GMS, with non-U.S. GMS increasing 9% year-over-year on a currency-neutral basis.
•Consolidated revenue was $594.5 million, up 11.7% versus the third quarter of 2021, with a take rate (i.e., Consolidated revenue divided by Consolidated GMS) of 19.8%. This revenue performance includes the Etsy marketplace transaction fee increase which went into effect on April 11, 2022.
•Net loss was $963.1 million, down $1.1 billion year-over-year, reflecting an impairment charge of $1.0 billion in aggregate to the goodwill of Depop and Elo7. Diluted loss per share was $(7.62), of which $(8.20) is the impact of the impairment charge.
•Non-GAAP Adjusted EBITDA was $167.8 million, with Non-GAAP Adjusted EBITDA margin (i.e., Non-GAAP Adjusted EBITDA divided by consolidated revenue) of 28%, down 500 basis points compared to the third quarter of 2021.
•Etsy ended the third quarter with $1.1 billion in cash and cash equivalents and short- and long-term investments. Under Etsy’s stock repurchase program, during the third quarter of 2022, Etsy repurchased an aggregate of approximately $151 million, or 1,503,505 shares, of its common stock.

Third Quarter 2022 Financial Summary
(in thousands, except percentages; unaudited)
The financial results of Elo7 and Depop have been included in our consolidated financial results from July 2, 2021 and July 12, 2021 (the dates of acquisition), respectively. The unaudited GAAP and non-GAAP financial measures and key operating metrics we use are:

	Three Months Ended September 30,		% (Decline) Growth Y/Y		Nine Months Ended September 30,		% (Decline) Growth Y/Y
	2022	2021			2022	2021
GMS (1)	$3,002,450	$3,105,889	(3.3)%		$9,284,614	$9,290,551	(0.1)%
Revenue	$594,469	$532,429	11.7%		$1,758,870	$1,611,975	9.1%
Marketplace revenue	$443,489	$395,503	12.1%		$1,310,729	$1,204,608	8.8%
Services revenue	$150,980	$136,926	10.3%		$448,141	$407,367	10.0%
Gross profit	$420,068	$378,769	10.9%		$1,240,053	$1,166,429	6.3%
Operating expenses	$1,374,848	$295,028	366.0%		$2,037,957	$842,946	141.8%
Net (loss) income	$(963,068)	$89,930	(1,170.9)%		$(803,836)	$331,950	(342.2)%
Adjusted EBITDA (Non-GAAP)	$167,761	$174,238	(3.7)%		$489,663	$497,780	(1.6)%
Adjusted EBITDA margin (Non-GAAP)	28%	33%	(500)	bps	28%	31%	(300)	bps

Active sellers (2)	7,396	7,461	(0.9)%		7,396	7,461	(0.9)%
Active buyers (2)	94,149	95,982	(1.9)%		94,149	95,982	(1.9)%
Percent mobile GMS	67%	64%	300	bps	66%	64%	200	bps
Percent non-U.S. GMS (1)	43%	42%	100	bps	44%	42%	200	bps
(1)Consolidated GMS for the three and nine months ended September 30, 2022 includes Etsy marketplace GMS of $2.6 billion and $8.1 billion, respectively. Percent non-U.S. GMS for the Etsy marketplace for the three and nine months ended September 30, 2022 was 44% and 45%, respectively.
(2)Consolidated active sellers and active buyers includes Etsy marketplace active sellers and active buyers of 5.3 million and 88.3 million, respectively, as of September 30, 2022.
For information about how we define our metrics, see our Quarterly Report on Form 10-Q for the quarter ended June 30, 2022.

“The Etsy marketplace’s third quarter GMS and key buyer cohort metrics reflect further stabilization in year-over-three-year growth trends and our continued success engaging and retaining buyers,” said Rachel Glaser, Etsy, Inc. Chief Financial Officer. “Increased revenue generated from our higher transaction fee is being reinvested in product and marketing initiatives, keeping Etsy handmade and safe, improving customer support, and our new Etsy Purchase Protection program, aimed at building customer loyalty. We love our business model, which enabled us to make these and other important investments in future growth, while simultaneously delivering a very strong consolidated Adjusted EBITDA margin of 28%.”

Third Quarter 2022 Operating Highlights

Select highlights of third quarter business initiatives for the Etsy marketplace are outlined below:
Product: Our primary focus throughout 2022 is to enhance the customer experiences across the Etsy marketplace in order to engage, retain, and grow our buyer base. These were just a few of our initiatives during the third quarter, aligned with our “Right to Win” strategy.
•We invested in making Search on Etsy more efficient and inspirational for individual buyers. For example, in the United States we are highlighting the quality of our merchandise in a way that is relevant to buyers by incorporating item price into search algorithms, increasing prominence of reviews in search results, and beginning to test prioritization of Star Seller listings. Search capabilities were expanded in non-U.S. markets: we launched in-session personalized ranking to better rank order results, introduced dynamic information retrieval - which helps us choose more relevant listings for you, and added neural models that help us to understand what you are looking for even if you don’t know how to describe it.
•As part of a new initiative to enable buyers to better shop their values, we added ‘sustainability attributes’ that sellers can incorporate into their listings, designed to ultimately make it easier for buyers to find items such as those that are made from environmentally conscious materials or designed to reduce waste.
•Etsy Ads continues to be a significant driver of Services revenue growth. We launched a brand new ad experience which utilizes computer vision to help determine buyer intent and ultimately serve up a more personalized experience in ads. This initiative drove higher click through rates, ad impressions, and conversion rates, helping sellers gain incremental visibility and sales.
•We focused on building buyer loyalty, trust, and transparency in fulfillment and post purchase experiences:
◦The Etsy Purchase Protection (“EPP”) program launched on August 1st, with initial data showing evidence of higher conversion rates for EPP labeled items, indicating that the program is resonating with buyers and sellers.
◦We announced clearer and more consistent listing level returns policies for sellers to increase buyers' confidence in their purchases in time for the holiday shopping period: listing level policies are now visible on approximately 70% of global listings.
◦We improved delivery transparency in our international markets: at quarter end, 94% of non-U.S. listings included expected delivery dates and 91% included origin postal code information.
◦Our Star Seller program, which provides increased prominence for sellers that offer excellent customer service, continues to gain traction, with an over 150% year-over-year increase in the number of sellers with a badge.
•Foundational work to build Etsy’s presence in India continued: we launched new pricing capabilities to allow sellers to easily add domestic and global prices, partnered with a local provider to enable payments functionality, and added domestic carriers to our shipping options.
Marketing: We continued to optimize spending across our marketing channels, focusing on driving top-of-mind awareness and new buyer acquisition, increasing purchase frequency of existing buyers, and reactivating lapsed buyers.
•During the quarter, we expanded our brand advertising spend to continue driving top of mind awareness and consideration in the minds of buyers, running campaigns in our top three markets. We further optimized our performance marketing attribution models, which, combined with the transaction fee increase that moved our buyer lifetime value higher, allowed us to spend deeper in performance marketing year-over-year while maintaining a positive ROI despite overall soft consumer demand.
•We hosted ‘Etsy Up: Holiday Edition,’ our first-ever global holiday kick-off event for sellers around the world, providing insider access to trends, tools, and other takeaways to help sellers’ shops grow. Approximately 80,000 sellers attended the virtual event live, the largest ever gathering of Etsy sellers in the company’s history, and the event generated nearly 500,000 views across all content.
•For Holiday 2022, we will continue to emphasize our wide breadth of extraordinary and special gifts. We are debuting new brand campaigns in the United States, United Kingdom, and Germany, as well as out-of-home marketing in certain geographies. We’re continuing to expand our successful ‘Creator Collab’ affiliation program with, among others, interior designer Amber Lewis who is showcasing a limited-edition collection co-created with fifteen Etsy sellers globally, and the launch of a holiday gift guide curated by Nicole Richie and her fans.

Impact Pillars: We continued to make progress on our Impact strategy to reflect the positive effect we want to have on the world while advancing and complementing our business strategy.
•In response to the devastating effects of Hurricane Ian, Etsy is supporting Florida sellers with guidance to help them manage their shops during this challenging time, deferring bills and extending Star Seller status through November 2022. Our teams also provided various types of support to sellers in other impacted regions as well.
•In October, we expanded our Uplift Makers program with an ‘Indigenous Artisans Collective,’ a group of over a dozen creative entrepreneurs from ten native or indigenous groups in the United States and the First Nations of Canada. To help set this Collective up for success, Etsy is waiving certain fees and making an investment of $100,000 through our Uplift Initiative to provide business support and training for sellers.
Here are a few operational highlights from our subsidiary marketplaces:

Reverb improved search functionality to highlight well-priced popular listings, as well as listings with preferred shipping or return policies. Reverb enhanced its Price Guide, an important tool that allows music makers to better understand gear pricing, added live phone customer support for buyers and sellers, and launched a new installment payment option in Europe. Reverb’s ‘Sounds Like a Deal’ holiday campaign will highlight well-priced music gear, allowing buyers to find instruments that fit within their budget.

Kruti Patel Goyal, Etsy’s former Chief Product Officer, became CEO of Depop in mid September, and is identifying top product initiatives to increase conversion rate as well as working to optimize marketing spend with positive ROI to re-engage buyers in the United Kingdom and United States. Depop recently launched ‘Boosted Listings,’ an onsite ads platform that allows sellers to increase visibility of their listings for an additional 8% fee paid only if the boosted listing sells.

Elo7 improved the buyer experience by reinforcing search engine optimization and implementing key enhancements in recommendations, which drove an increase in user engagement and average order value. These improvements increased search efficiency to appropriate product pages by approximately 10% since the start of 2022.

Financial Guidance and Outlook
Etsy’s guidance for consolidated GMS, revenue, and Adjusted EBITDA margin for the fourth quarter of 2022 is:

GMS:         $3.6B to $4.0B

Revenue:        $700M to $780M

Adjusted EBITDA
margin:         Approximately 27%

Please note that our guidance assumes currency exchange rates remain unchanged at current levels.

Mr. Silverman commented, “We don’t know whether consumers will spend more or less on gift giving, or whether they’ll do more shopping online or in the mall. But the good news is our business - with differentiated inventory across our House of Brands and a variable cost model - doesn't depend upon us taking big bets on these questions in the same ways most other retailers or e-tailers must. So we are doing all we can to help make sure Etsy sellers have the best holiday season they can - particularly in the face of continued economic uncertainty. We'll keep focusing on the things we can control - delighting our customers, investing with discipline and care, and helping our people minimize distractions and get the job done.”

Webcast and Conference Call Information
Etsy will host a video webcast conference call to discuss these results at 5:00 p.m. Eastern Time today, which will be live-streamed via our Investor Relations website (investors.etsy.com) under the Events section. Those interested in submitting questions during the earnings call can do so by using the Q&A chat window, which will be available during the webcast. A copy of the earnings call presentation will also be posted to our website.
A replay of the video webcast will be available through the same link following the conference call starting at 8:00 p.m. Eastern Time this evening, for at least three months thereafter.
About Etsy
Etsy, Inc. operates two-sided online marketplaces that connect millions of passionate and creative buyers and sellers around the world. These marketplaces share a mission to “Keep Commerce Human,” and we’re committed to using the power of business and technology to strengthen communities and empower people. Our primary marketplace, Etsy.com, is the global destination for unique and creative goods. Buyers come to Etsy to be inspired and delighted by items that are crafted and curated by creative entrepreneurs. For sellers, we offer a range of tools and services that address key business needs.
Etsy, Inc.’s “House of Brands” portfolio also includes fashion resale marketplace Depop, musical instrument marketplace Reverb, and Brazil-based handmade goods marketplace Elo7. Each Etsy, Inc. marketplace operates independently, while benefiting from shared expertise in product, marketing, technology, and customer support.
Etsy was founded in 2005 and is headquartered in Brooklyn, New York.
Etsy has used, and intends to continue using, its Investor Relations website and the Etsy News Blog (blog.etsy.com/news) to disclose material non-public information and to comply with its disclosure obligations under Regulation FD. Accordingly, you should monitor our investor relations website and the Etsy News Blog in addition to following our press releases, SEC filings, and public conference calls and webcasts.
Investor Relations Contact:
Deb Wasser, Vice President, Investor Relations and ESG Engagement
ir@etsy.com

Jessica Schmidt, Sr. Director, Investor Relations
ir@etsy.com
Media Relations Contact:
Sarah Marx, Director, Corporate Communications
press@etsy.com

Cautionary Statement Regarding Forward-Looking Statements

This press release contains or references forward-looking statements within the meaning of the federal securities laws. Forward-looking statements include statements relating to our financial guidance for the fourth quarter of 2022, key drivers thereof and underlying assumptions; the opportunity for growth in e-commerce over the medium-term; the global macroeconomic uncertainty and volatility, including impacts general market, political, economic, and business conditions may have on our business, strategy, operating results, key metrics, financial condition, profitability, and cash flows; and uncertainty regarding and changes in overall levels of consumer spending and e-commerce generally. Forward-looking statements include all statements that are not historical facts. In some cases, forward-looking statements can be identified by terms such as “aim,” “anticipate,” “believe,” “could,” “enable,” “estimate,” “expect,” “goal,” “intend,” “may,” “outlook,” “plan,” “potential,” “target,” “will,” or similar expressions and derivative forms and/or the negatives of those words.
Forward-looking statements involve substantial risks and uncertainties that may cause actual results to differ materially from those that we expect. These risks and uncertainties include: (1) our ability to manage our recent growth and sustain demand for our services; (2) risks related to the COVID-19 pandemic, which continues to impact our business and results of operations in numerous volatile and unpredictable ways, as well as risks the e-commerce gains experienced during the COVID-19 pandemic do not hold as the pandemic abates; (3) the fluctuation of our quarterly operating results; (4) our failure to meet our publicly announced guidance or other expectations; (5) our ability to successfully execute on our business strategy or if our strategy proves to be ineffective; (6) our ability to attract and retain active and engaged communities of sellers and buyers; (7) macroeconomic events that are outside of our control; (8) our ability to recruit and retain employees; (9) the importance to our success of the trustworthiness of our marketplaces and the connections within our communities; (10) our ability to enhance our current offerings and develop new offerings to respond to the changing needs of sellers and buyers; (11) the effectiveness of our marketing efforts; (12) the effectiveness of our mobile solutions for sellers and buyers; (13) our ability to expand our business in our core geographic markets; (14) regulation in the area of privacy and protection of user data; (15) our dependence on third-party payment providers; (16) our ability to successfully integrate the Depop and Elo7 acquisitions and execute on our “House of Brands” strategy; (17) acquisitions that may prove unsuccessful or divert management attention; and (18) the potential misuse or disclosure of sensitive information about members of our communities and the potential for cyber-attacks. These and other risks and uncertainties are more fully described in our filings with the Securities and Exchange Commission, including in the section entitled “Risk Factors” in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2022, and subsequent reports that we file with the Securities and Exchange Commission. Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties, and assumptions, we cannot guarantee future results, levels of activity, performance, achievements, or events and circumstances reflected in the forward-looking statements will occur.
Forward-looking statements represent our beliefs and assumptions only as of the date of this press release. We disclaim any obligation to update forward-looking statements.

Etsy, Inc.
Condensed Consolidated Balance Sheets
(in thousands; unaudited)

	As of September 30, 2022	As of December 31, 2021
ASSETS
Current assets:
Cash and cash equivalents	$789,990	$780,196
Short-term investments	251,165	204,416
Accounts receivable, net	21,765	27,266
Prepaid and other current assets	93,700	109,417
Funds receivable and seller accounts	195,493	220,206
Total current assets	1,352,113	1,341,501
Restricted cash	5,341	5,341
Property and equipment, net	249,905	275,062
Goodwill	135,922	1,371,064
Intangible assets, net	517,018	607,170
Deferred tax assets	115,068	95,863
Long-term investments	32,138	85,034
Other assets	42,806	50,774
Total assets	$2,450,311	$3,831,809
LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY
Current liabilities:
Accounts payable	$16,841	$28,007
Accrued expenses	249,964	328,118
Finance lease obligations—current	4,827	2,418
Funds payable and amounts due to sellers	195,493	220,206
Deferred revenue	12,225	12,339
Other current liabilities	17,896	24,500
Total current liabilities	497,246	615,588
Finance lease obligations—net of current portion	106,330	110,283
Deferred tax liabilities	62,155	79,484
Long-term debt, net	2,278,585	2,275,418
Other liabilities	112,237	122,417
Total liabilities	3,056,553	3,203,190
Total stockholders' (deficit) equity	(606,242)	628,619
Total liabilities and stockholders' (deficit) equity	$2,450,311	$3,831,809

Etsy, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except share and per share amounts; unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Revenue	$594,469	$532,429	$1,758,870	$1,611,975
Cost of revenue	174,401	153,660	518,817	445,546
Gross profit	420,068	378,769	1,240,053	1,166,429
Operating expenses:
Marketing	147,242	131,928	465,590	450,606
Product development	108,040	73,521	299,611	188,980
General and administrative	74,544	89,579	227,734	203,360
Goodwill impairment	1,045,022	—	1,045,022	—
Total operating expenses	1,374,848	295,028	2,037,957	842,946
(Loss) income from operations	(954,780)	83,741	(797,904)	323,483
Other income, net	5,763	58	8,036	3,798
(Loss) income before income taxes	(949,017)	83,799	(789,868)	327,281
(Provision) benefit for income taxes	(14,051)	6,131	(13,968)	4,669
Net (loss) income	$(963,068)	$89,930	$(803,836)	$331,950
Net (loss) income per share attributable to common stockholders:
Basic	$(7.62)	$0.71	$(6.33)	$2.62
Diluted	$(7.62)	$0.62	$(6.33)	$2.30
Weighted-average common shares outstanding:
Basic	126,349,250	126,633,789	126,985,731	126,753,641
Diluted	126,349,250	147,413,915	126,985,731	145,866,797

Etsy, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands; unaudited)

	Nine Months Ended September 30,
	2022	2021
Cash flows from operating activities
Net (loss) income	$(803,836)	$331,950
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Stock-based compensation expense	166,533	90,047
Depreciation and amortization expense	73,908	49,276
Provision for expected credit losses	7,621	12,993
Foreign exchange gain	(17,585)	(7,159)
Deferred benefit for income taxes	(25,955)	(78,631)
Goodwill impairment	1,045,022	—
Other non-cash expense, net	6,519	5,610
Changes in operating assets and liabilities (net of impact of business combinations)	(60,365)	(42,994)
Net cash provided by operating activities	391,862	361,092
Cash flows from investing activities
Acquisition of businesses, net of cash acquired	—	(1,690,823)
Cash paid for intangible assets	(6,400)	(1,862)
Purchases of property and equipment	(8,351)	(5,740)
Development of internal-use software	(16,912)	(11,519)
Purchases of marketable securities	(205,841)	(343,902)
Sales and maturities of marketable securities	207,568	518,985
Net cash used in investing activities	(29,936)	(1,534,861)
Cash flows from financing activities
Payment of tax obligations on vested equity awards	(48,018)	(69,147)
Repurchase of stock	(275,308)	(234,427)
Proceeds from exercise of stock options	8,212	10,867
Proceeds from issuance of convertible senior notes	—	1,000,000
Payment of debt issuance costs	(25)	(12,849)
Purchase of capped calls	—	(85,000)
Settlement of convertible senior notes	(33)	(43,863)
Payments on finance lease obligations	(4,755)	(7,321)
Other financing, net	(2,483)	(93)
Net cash (used in) provided by financing activities	(322,410)	558,167
Effect of exchange rate changes on cash	(29,722)	(9,095)
Net increase (decrease) in cash, cash equivalents, and restricted cash	9,794	(624,697)
Cash, cash equivalents, and restricted cash at beginning of period	785,537	1,249,440
Cash, cash equivalents, and restricted cash at end of period	$795,331	$624,743

Currency-Neutral GMS Growth
We calculate currency-neutral GMS growth by translating current period GMS for goods sold that were listed in non-U.S. dollar currencies into U.S. dollars using prior year foreign currency exchange rates.
As reported and currency-neutral GMS (decline) / growth for the periods presented below, which includes the acquisitions of Depop and Elo7, which occurred in the third quarter of 2021, are as follows:

	Quarter-to-Date Period Ended			Year-to-Date Period Ended
	As Reported	Currency-Neutral	FX Impact	As Reported	Currency-Neutral	FX Impact
September 30, 2022	(3.3)%	0.7%	(4.0)%	(0.1)%	2.7%	(2.8)%
June 30, 2022	(0.4)%	2.6%	(3.0)%	1.6%	3.7%	(2.1)%
March 31, 2022	3.5%	4.8%	(1.3)%	3.5%	4.8%	(1.3)%
December 31, 2021	16.5%	16.9%	(0.4)%	31.2%	29.6%	1.6%
September 30, 2021	17.9%	16.6%	1.3%	39.2%	36.5%	2.7%

Non-GAAP Financial Measures
Adjusted EBITDA and Adjusted EBITDA Margin
In this press release, we provide Adjusted EBITDA, a non-GAAP financial measure that represents our net (loss) income adjusted to exclude: interest and other non-operating expense, net; provision (benefit) for income taxes; depreciation and amortization; stock-based compensation expense; foreign exchange gain; acquisition-related expenses; and goodwill impairment. We also provide Adjusted EBITDA margin, a non-GAAP financial measure that presents Adjusted EBITDA divided by revenue. Below is a reconciliation of Adjusted EBITDA to net (loss) income, the most directly comparable GAAP financial measure. With respect to our expectations under “Financial Guidance and Outlook” above, reconciliation of Adjusted EBITDA and Adjusted EBITDA margin guidance to the closest corresponding GAAP measure is not available without unreasonable efforts on a forward-looking basis due to the high variability, complexity, and low visibility with respect to the charges excluded from these non-GAAP measures; in particular, stock-based compensation expense, foreign exchange gain, acquisition-related expenses, and goodwill impairment and other non-recurring expenses can have unpredictable fluctuations based on unforeseen activity that is out of our control and/or cannot reasonably be predicted.
We have included Adjusted EBITDA and Adjusted EBITDA margin because they are key measures used by our management and Board of Directors to evaluate our operating performance and trends, allocate internal resources, prepare and approve our annual budget, develop short- and long-term operating plans, determine incentive compensation, and assess the health of our business. As our Adjusted EBITDA increases, we are able to invest more in our platforms.
We believe that Adjusted EBITDA and Adjusted EBITDA margin can provide useful measures for period-to-period comparisons of our business as they remove the impact of certain non-cash items and certain variable charges.
Adjusted EBITDA and Adjusted EBITDA margin have limitations as analytical tools, and you should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:
•Adjusted EBITDA does not reflect other non-operating expenses, net of other non-operating income, including net interest expense;
•Adjusted EBITDA does not reflect tax payments that may represent a reduction in cash available to us;
•although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements;
•Adjusted EBITDA does not consider the impact of stock-based compensation expense;
•Adjusted EBITDA does not consider the impact of foreign exchange gain;
•Adjusted EBITDA does not reflect acquisition-related expenses;
•Adjusted EBITDA does not reflect goodwill impairment; and
•other companies, including companies in our industry, may calculate Adjusted EBITDA differently, which reduces its usefulness as a comparative measure.
Because of these limitations, you should consider Adjusted EBITDA and Adjusted EBITDA margin alongside other financial performance measures, including net (loss) income, revenue, and our other GAAP results.

Reconciliation of Net (Loss) Income to Adjusted EBITDA and the Calculation of Adjusted EBITDA Margin
(in thousands, except percentages; unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Net (loss) income	$(963,068)	$89,930	$(803,836)	$331,950
Excluding:
Interest and other non-operating expense, net	230	2,640	6,077	4,425
Provision (benefit) for income taxes	14,051	(6,131)	13,968	(4,669)
Depreciation and amortization (1)	24,127	23,211	73,908	49,276
Stock-based compensation expense (2)	52,905	42,256	166,533	90,047
Foreign exchange gain	(5,993)	(2,698)	(14,113)	(8,223)
Acquisition-related expenses (3)	487	25,030	2,104	34,974
Goodwill impairment (4)	1,045,022	—	1,045,022	—
Adjusted EBITDA	$167,761	$174,238	$489,663	$497,780
Divided by:
Revenue	$594,469	$532,429	$1,758,870	$1,611,975
Adjusted EBITDA margin	28%	33%	28%	31%
(1)Included in the increase in depreciation and amortization is amortization expense of acquired intangible and developed technology assets related to our acquisitions of Depop and Elo7.
(2)The increase in stock-based compensation expense is primarily driven by headcount growth and the issuance of equity awards as part of our compensation strategy. The increase in the nine months ended September 30, 2022 is also related to the acquisitions of Depop and Elo7 which are reflected in the nine months ended September 30, 2022 and only beginning in July of the prior year period.
(3)Acquisition-related expenses for the three and nine months ended September 30, 2022 and September 30, 2021 related to our acquisitions of Depop and Elo7 which occurred in July 2021.
(4)Goodwill impairment for the three and nine months ended September 30, 2022 relates to impairment of all of the goodwill of Depop and Elo7.